Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
RSC Holdings Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of RSC Holdings Inc. of our report dated March 14, 2008, relating to the consolidated balance sheets of RSC Holdings Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ deficit and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in RSC Holdings Inc.’s 2007 annual report on Form 10-K.
Our report on the consolidated financial statements dated March 14, 2008 refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006, and Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007.
/s/ KPMG LLP
Phoenix, Arizona
June 6, 2008